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                                                                   Exhibit 10.10

                        UNITED STATES DEPARTMENT OF STATE
                      BUREAU OF POLITICAL-MILITARY AFFAIRS
                             WASHINGTON, D.C. 20520

In the Matter of:

ORBIT/FR INCORPORATED

       Delaware

Respondent

                                CONSENT AGREEMENT

WHEREAS, the Office of Defense Trade Controls Compliance, Directorate of Defense Trade Controls ("DDTC"), Bureau of Political-Military Affairs, U.S. Department of State ("Department") has notified the Respondent, Orbit/FR, Inc. ("Orbit/FR"), of its intent to institute an administrative proceeding pursuant to the Arms Export Control Act ("Act") (22 U.S.C. 2778(e)) and its implementing regulations, the International Traffic in Arms Regulations ("Regulations") (22 CFR Parts 120- l3O), based on allegations of violations of Section 38 of the Act and Section 127 of the Regulations arising from activities of Orbit/FR, Inc. involving the unauthorized export of a defense article and a defense service, as set forth in a draft Charging Letter attached hereto and incorporated by reference herein;

WHEREAS, the Respondent wishes to dispose of all civil charges, penalties and sanctions arising from the draft Charging Letter by entering into this Consent Agreement;

WHEREAS, these civil charges arise from the same transactions for which the Respondent, pursuant to a 1999 guilty plea agreement, was convicted in March 2000 of two counts of violating the Act and paid a $600,000 penalty and, as a consequence of the conviction, has been subject to statutory debarment under
Section 127.7 of the Regulations;

WHEREAS, the Department acknowledges that Respondent's parent company, Orbit-Alchut Technologies Ltd. ("Orbit-Alchut") located in Israel, was not charged or involved in the criminal proceeding or matters set forth in the draft Charging Letter, but nevertheless Orbit-Alchut agrees to the undertakings and other provisions set forth herein to further the implementation of effective organization-wide export control compliance policies and procedures;

WHEREAS, the Respondent and Orbit-Alchut have reviewed the draft Charging Letter and this Consent Agreement, fully understand these documents and enter into this Agreement voluntarily and with full knowledge of their rights;

WHEREAS, the Parties agree to be bound by this Consent Agreement and a related Administrative Order ("Order") (attached) to be entered and approved by the Assistant Secretary of State for Political-Military Affairs;

Now, WHEREFORE, the Department and the Respondent and Orbit-Alchut agree as follows:

Parties

(1) The Parties to this Consent Agreement are the Department, the Respondent, and Orbit-Alchut.

Jurisdiction

(2) The Department has jurisdiction over Orbit/FR under the Act and the Regulations in connection with the matters identified in the draft Charging Letter.

Penalty

(3) The Respondent agrees that it shall pay in fines and remedial compliance measures a civil penalty in the amount of $500,000 (five hundred thousand dollars) in a complete settlement of the alleged civil violations as set forth in the draft Charging Letter. The Respondent agrees that the effect of any statutory limitation to the collection of the civil penalty

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imposed by this Agreement will be tolled until the last payment is made and all terms of the Consent Agreement are satisfied.

The civil penalty shall consist of cash, remedial measures and suspended portions as follows:

(a) A penalty of $100,000 (one hundred thousand dollars) is hereby assessed of which $33,333.34 (thirty-three thousand dollars and thirty- four cents) shall be paid within ten (10) days of the signing of the Order and the balance shall be paid in two installments on the first and second anniversary of the date of the signing of the Order in the amount of $33,333.33 (thirty-three thousand dollars and thirty-three cents) each.

(b) A penalty of $200,000 (two hundred thousand dollars) is hereby assessed for remedial compliance measures. This amount shall be applied over the three (3) years of this Consent Agreement for the purpose of defraying a portion of the costs associated with the remedial compliance measures specified herein and in the Annex of Compliance Measures attached hereto and incorporated by reference herein, including costs associated with the Special Compliance Official ("SCO") and the implementation of that official's recommendations.

(c) A penalty of $200,000 (two hundred thousand dollars) is hereby assessed, but shall be suspended on condition that Respondent and Orbit-Alchut comply with the undertakings set forth in paragraph 10.

The Respondent shall provide annually to the Department on the anniversary of the date of the Order a written accounting of the expenditures associated with paragraph 3(b) and certification that such expenditures meet the requirements of that paragraph. The accounting shall be accompanied by the . recommendation of the SCO as to whether the expenditures meet the requirements of paragraph 3(b) and shall include a separate accounting by the SCO of expenses incurred under paragraph 4(f) of the Annex of Compliance Measures.

The Respondent is prohibited from applying or claiming any of the amounts expended for remedial compliance measures under this paragraph as reimbursable or recoverable costs in any contract with any agency of the U.S. Government (including any subcontract with respect to such a contract). In the event the Respondent violates this prohibition, the Department will deem it a "failure to apply funds appropriately for the required purposes." Each written accounting to the Department shall include a specific certification by Respondent that it has complied with this prohibition.

Any failure to apply funds appropriately for the required purposes or to provide a satisfactory accounting shall be deemed by the Department to be a failure to comply with the requirements of paragraph 3(b) and the Respondent shall be required immediately to pay to the Department the amount specified in that paragraph, less credit for amounts the Department deems to have been properly applied and accounted for expenditures in compliance with this Agreement.

In the event of any failure to comply with the undertakings in paragraph 10, Respondent shall pay immediately to the Department the amount specified in paragraph 3(C).

Debarment and Policy of Denial

(10) Based on its March 2000 conviction for violations of the Act and the Regulations, the Respondent has been subject to statutory debarment under
Section 127.7 of the Regulations. Under this debarment, the Department has imposed a policy whereby it has generally denied applications for licenses or other approvals involving the Respondent's subsidiaries and other affiliates.

The Respondent has acknowledged the seriousness of those violations as well as those cited in the draft Charging Letter. The Respondent also notes its cooperation with the Government in resolving the criminal charges; its and its affiliates' loss of substantial business while under debarment and the policy of denial; its significant efforts and costs incurred to establish and strengthen its export control program; its willingness to make amends by paying the civil cash penalty and implementing the significant remedial compliance actions specified in this Consent Agreement; and the cooperation of its parent Orbit-Alchut in signing this Agreement. For these reasons, the Department has determined that an administrative debarment of Respondent based on the civil charges in the draft charging letter is not appropriate at this time and has further determined to terminate the statutory debarment of Respondent and to resume normal processing of license applications involving Respondent and its affiliates upon payment of the portion of the civil penalty due within ten (10) days of the signing of the Order.

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The Department reserves the right to consider imposing additional sanctions, including debarment under the Regulations, against the Respondent or any subsidiary or other affiliate, if it does not fulfill the provisions of this Consent Agreement or is responsible for other compliance or law enforcement concerns under the Act or other statutes specified in Section 120.27 of the Regulations.

Defense Service and Defense Articles

(5) Respondent and Orbit-Alchut acknowledge their understanding and accept the definition of defense services in the Regulations that the Regulations require written authorization before such services are furnished to foreign persons regardless of whether the underlying defense article is of U.S. or foreign origin and even when no technical data is involved (e.g., all the information relied upon in furnishing the defense service to a foreign person is in the public domain); that furnishing technical assistance to a foreign person to modify, adapt or configure a non-defense article for a military purpose would constitute a defense service and may also render such article a defense article; and that a foreign defense article in the United States is subject to the export license and approval requirements of the Regulations.

Appointment of a Special Compliance Official

(6) The Respondent shall appoint a SCO for a period of three (3) years, the position to be filled during the first two years by a qualified professional who has had no past nor will have any future relationship to Respondent, its parent company, Orbit-Alchut, or any of their subsidiaries or other affiliates. The authorities and responsibilities for monitoring, oversight and reporting on the implementation of provisions of the Consent Agreement are set forth herein and in the attached Annex of Compliance Measures.

Other Compliance Measures

(7) The Respondent and Orbit-Alchut shall also implement the other requirements of this Consent Agreement, as set forth herein and in the attached Annex of Compliance Measures, including restricting certain exports by Respondent's foreign affiliates; strengthening compliance policies, procedures and training; providing legal oversight; establishing a hotline for reporting possible violations; and conducting certain audits.

The Respondent and Orbit-Alchut acknowledge the need to include in their and their affiliates' compliance policies and procedures measures to ensure the documentation and tracking of all U.S.-origin defense articles, including technical data, and U.S.-finished defense services and to prevent any re-export, re-transfer, or use of the same that is not authorized in writing by the Department.

On-Site Audits by the Department

(8) For the purpose of assessing compliance with the provisions of the Act, the Regulations, this Consent Agreement, and future munitions licenses and authorizations, Respondent agrees to arrange and facilitate, within minimum advance notice, on-site audits by the Department for three (3) years commencing on the date of the signing of the Order of itself, its direct and indirect subsidiaries, and other affiliates covered by the Respondent's restructured registration under the Regulations. To this end, Orbit-Alchut also agrees to arrange and facilitate such audits of itself and its non-Orbit/FR direct and indirect subsidiaries that are involved in activities subject to the Act, the Regulations and this Consent Agreement.

Understandings

(9) No agreement, understanding, representation or interpretation not contained in this Agreement may be used to vary or otherwise affect the terms of this Agreement or the Order, when entered, nor shall this Agreement serve to bind, constrain, or otherwise limit any action by any agency or department of the United States Government with respect to the facts and circumstances addressed herein, except as otherwise noted. Respondent acknowledges and accepts that there is no understanding expressed or implied through this Agreement with respect to any decision by the Department of State concerning its interest in the approval of export licenses or other U.S. Government authorizations necessary to past, pending or future munitions license applications or other authorizations. The Department agrees, assuming

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Respondent and Orbit-Alchut adhere to the terms of this Agreement, that decisions concerning future applications for export licenses and other authorizations involving the Respondent and its affiliates will be made on the basis of the national security and foreign policy interests of the United States and without reference to the facts alleged in the draft Charging Letter and the Department's previously expressed concerns regarding the Respondent's reliability, which are considered to be appropriately mitigated through the faithful operation of this Consent Agreement.

(10) Orbit-Alchut and Respondent acknowledge their obligation, including that of their U.S. and foreign affiliates, to comply fully with the Act and Regulations and the need to further strengthen their compliance program, including by implementing the measures specified in this Consent Agreement. As further measures, Orbit-Alchut and Respondent make the following additional undertakings:

(a) During the three (3) year term of this Consent Agreement Orbit-Alchut agrees that it and its direct and indirect foreign subsidiaries, will not make any new export (including any re-export or re-transfer) of any foreign defense article as defined by Section 120.6 and 121.1 of the Regulations or furnish any foreign defense service, even if such defense article or defense service has no U.S. content or the export or transfer of which would otherwise have no U.S. involvement, to any country subject to Part 126 of the Regulations. Following such three year term, Orbit-Alchut agrees that it will submit to the Director of the Office Defense Trade Controls Compliance (Director DTCC) a copy of its measures designed to ensure full compliance with the Act and the Regulations before engaging in any activity described in this subparagraph (a).

(b) For the three (3) year term of this Consent Agreement and thereafter for an additional three (3) years, Respondent agrees that its direct and indirect foreign subsidiaries will not make any new export (including any re-export or re-transfer) of any foreign defense article as defined by Section 120.6 and
121.1 of the Regulations or furnish any foreign defense service, even if such defense article or defense service has no U.S. content or the export or transfer of which would otherwise have no US. involvement, to any country subject to Part 126 of the Regulations. Following such six (6) year term, Respondent agrees that it will submit to the Director of the Office Defense Trade Controls Compliance (Director DTCC) a copy of its measures designed to ensure full compliance with the Act and the Regulations before engaging in any activity described in this subparagraph (b).

(c) An exception to the provisions of subparagraphs (a) or (b) may be granted only by the Assistant Secretary of State for Political-Military Affairs.

(11) The Parties agree that this Consent Agreement is for settlement purposes only. For purposes of this Agreement, the Respondent admits the allegations in the draft Charging Letter, which are based on the criminal charges of violations of the Act and the Regulations with respect to which the Respondent pled guilty and was convicted. Respondent acknowledges the nature and seriousness of the offenses alleged by the Department in the draft Charging Letter, including the risk of harm to the national security and foreign policy interests of the United States, and wishes to resolve this matter by undertaking the obligations set forth in this Consent Agreement, including payment of a cash penalty and establishment of an effective compliance program that will prevent any future actions such as those addressed in the draft Charging Letter. If this Consent Agreement is not approved pursuant to an Order entered into by the Assistant Secretary for Political-Military Affairs, the Parties agree that they may not use this Agreement in any administrative or judicial proceeding and that neither party shall be bound by the settlement terms contained in this Agreement in any subsequent administrative or judicial proceeding.

(12) The Department agrees that, upon signing of the Order and entry into force of this Agreement, this Consent Agreement resolves with respect to the Respondent any civil penalties or sanctions imposed with respect to violations of Section 38 of the Act or the Regulations alleged in the draft Charging Letter or arising from facts that have been identified in the draft Charging Letter.

Waiver

(13) The Respondent and Orbit-Alchut agree that, upon signing of the Order and entry into force of this Consent Agreement, they waive all rights to any further procedural steps in this matter, including an administrative hearing pursuant to
Part 128 of the Regulations (except with respect to any alleged violations of this Consent Agreement or Order). The Respondent and Orbit- Alchut also waive all rights to seek administrative or judicial review or to otherwise

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contest the validity of this Consent Agreement or the Order, including any action that may be bought for the enforcement of any civil fine, penalty or forfeiture in connection with this Consent Agreement or Order.

Documents to be Made Public

(14) The Respondent and Orbit-Alchut understand that the Department will make this Agreement, including the Annex of Compliance Measures, the draft Charging Letter, and the Order, when entered, available to the public.

When Order Becomes Effective

(15) This Consent Agreement Shall become binding on the Department only when the Assistant Secretary for Political-Military Affairs approves it by entering the Order, which will have the same force and effect as a decision and Order issued after full administrative hearing on the record.

                            U.S. Department of State

Rose M. Likins
Acting Assistant Secretary for
Political-Military Affairs
8/29/05

                                 Orbit/FR, Inc.

Israel Adan
Orbit/FR, Inc.
President and CEO
3/22/05

                         Orbit-Alchut Technologies Ltd.

Shlomo Yariv
President
Orbit-Alchut Technologies Ltd.
3/20/05

Michael C. Poliner
Attorney at Law
Counsel for Orbit, FR, Inc. and
Orbit-Alchut Technologies Ltd.
4/7/05

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                          ANNEX OF COMPLIANCE MEASURES

Orbit/FR, Inc. ("Orbit/FR") and its parent Orbit-Alchut Technologies, Ltd. ("Orbit-Alchut"), reflecting their commitment to conduct the business of Orbit/FR and its affiliates (i.e., entities controlling, controlled by or under common control with Orbit/FR, including Orbit-Alchut, the direct and indirect subsidiaries of Orbit/FR and the non-Orbit/FR direct and indirect subsidiaries of Orbit-Alchut) in full compliance with the Arms Export Control Act ("Act" or "AECA") and the International Traffic in Arms Regulations ("Regulations" or "ITAR), and in order to ensure, in particular, that there is no unauthorized use, export, re-export, transfer or re-transfer of U.S.-origin defense articles (including technical data) or defense services (including any technical assistance whatsoever), agree to implement the following remedial measures and such additional measures as may be mutually agreed upon by Orbit/FR, Orbit-Alchut, the Special Compliance Official and the Director, Office of Defense Trade Controls Compliance ("DTCC"). These measures apply for a period of three (3) years, except where otherwise noted.

Appointment of a Special Compliance Official

(I) The President & CEO of Orbit/FR shall, with the concurrence of the Director, DTCC, appoint a qualified individual from outside of Orbit/FR and its affiliates, to serve as a Special Compliance Official ("SCO") for an initial term of two (2) years to be succeeded by an individual from inside Orbit/FR who will serve for an additional one (1) year, in both instances reporting to Orbit/FR's President & CEO, the Director of Compliance and Board of Directors and to the Director, DDTC as set forth herein.

(2) The outside SCO shall not have been employed in any prior capacity by or previously represented 0l;bitlFR or any of its affiliates, past or present, and, as a condition of appointment as SCO, shall agree to forsake for all time any such future employment or representation. The appointment shall be made within thirty (30) days of the signing of the accompanying Order and, unless agreed to by the parties to this settlement prior to or at the time of settlement, the appointment shall be subject to the written approval of the Director, DTCC.

(3) The SCO shall have three principal areas of responsibility regarding the future conduct of Orbit/FR:

(a) Strengthening the export compliance program of Orbit/FR and its subsidiaries with primary attention to enhancing corporate oversight and compliance infrastructure of Orbit/FR (including those business units associated with the violations alleged in the draft Charging Letter), as well as the direct or indirect U.S. subsidiaries of Orbit-Alchut whose registrations under the ITAR have been consolidated under that of Orbit/FR, and to improving written policies and procedures for AECAIITAR-regulated activities carried out by Orbit/FR and its affiliates;

(b) Overseeing the audit referred to in paragraph 8 below and ensuring that Orbit/FR and its affiliates perform their responsibilities in a timely and satisfactory manner as required by this Agreement and the accompanying Order; and

(c) Monitoring all AECAIITAR-regulated activities of Orbit/FR and its affiliates for the period covered by this Consent Agreement.

Both Orbit/FR and Orbit-Alchut acknowledge and accept their obligation to ensure that they have and continue to maintain effective export control oversight, infrastructure, policies and procedures for the AECAIITAR- regulated activities of Orbit/FR and its affiliates. To this end, Orbit/FR and Orbit Alchut undertake to ensure that there will be appropriate cooperation and coordination between and among the President & CEO, the Director of Compliance of Orbit/FR, the SCO and senior officials of Orbit-Alchut and all other Orbit/FR affiliates.

The SCO may also be requested to perform additional export oversight, monitoring and coordination activities as agreed by Orbit/FR's President & CEO and the Director, DTCC.

In fulfilling the responsibilities set forth in this Consent Agreement, the SCO may at his/her sole discretion present any disagreement with Orbit/FR's employees or management involved in export regulated activities directly to any or all of Orbit/FR's President & CEO and Board of Directors or the Director, DTCC.

(4) The Board of Directors of Orbit/FR shall consent to the following terms and conditions regarding the power, duties, authorities, and responsibilities of the SCO and receive reports on SCO findings and recommendations:

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(a) The SCO shall have the power and authority to monitor compliance by Orbit/FR
(including its affiliates) with the terms of this Consent Agreement and accompanying Order and shall exercise such power and authority and carry out the duties and responsibilities of the SCO as set forth herein in a manner consistent with this Consent Agreement, the accompanying Order, the specific terms and conditions of munitions licenses and other authorizations within the scope of paragraph 3 above with respect to which Orbit/FR or any subsidiary or other business unit or affiliate is an applicant, end-user or otherwise involved other activities subject to the Regulations and the Act, and shall do so in consultation with the Office of DTCC.

(b) Within fifteen (15) days of the appointment of the SCO, Orbit/FR shall confer on this individual all rights and powers necessary to permit the SCO to monitor, oversee and promote Orbit/FR's compliance with the terms of this Agreement in a manner consistent with the purposes of this Agreement and the Order, and the specific terms and conditions of pertinent (i.e., covered by paragraph 3 above) munitions license authorizations and other activities subject to the Act and the Regulations. Such rights and powers shall be conferred in writing; they shall be made in writing and made known throughout Orbit/FR and its affiliates; and a certified copy of the resolution of the Board of Directors shall be deposited with the Office of DTCC by the forty-sixth (46th) day after the signing of the Order.

(c) The outside SCO shall serve for a two (2) year period from the date of his or her appointment. If for any reason the appointed SCO is unable to serve the full period of his/her appointment, the President & CEO of Orbit/FR may recommend a successor acceptable to the Director, DTCC, the latter's agreement to the replacement to be confirmed and provided in writing. Such a recommendation shall be made at least thirty (30) days in advance of a new appointment. If the SCO for any reason is unable to carry out the responsibilities described herein on a temporary basis (i.e., not to exceed thirty (30) days), then the Director of Compliance of Orbit/FR shall assume the power and authority of SCO in the interim. The conferring of rights and powers described in subparagraph (b) above shall make provision for this event. Within twenty-one (21) months of appointment, the SCO, after consultations with Orbit/FR's President & CEO and Director of Compliance shall recommend a successor SCO acceptable to Orbit/FR and the Director, DTCC, who shall serve for the remaining one (I) year period, the latter's agreement to the replacement to be confirmed and provided in writing. The successor SCO shall be an employee of Orbit/FR and capable of performing the responsibilities of the SCO, including all authorities applicable to the outside SCO. The term of an SCO may not be extended without written approval of the Director, DTCC. The Director, DTCC shall have the authority to recommend removal of the SCO in the event the Department determine the SCO is not fulfilling the responsibilities of the SCO position in a satisfactory manner.

(d) The SCO shall have full and complete access to Orbit/FR's and its affiliates' personnel, books, records, documents, facilities and technical information relating to compliance with this Consent Agreement, Order, including pertinent munitions authorizations, licenses, guidance and the like relating to the use, export and re- export, transfer, re-transfer of defense articles and defense services associated with Orbit/FR's business and that of its affiliates.

(e) Orbit/FR and its affiliates shall cooperate with any reasonable request of the SCO, including any request for assistance to obtain any necessary security clearances, and shall take no action to interfere with or impede the SCO's ability to monitor Orbit/FR's compliance with this Agreement, the Act and the Regulations or to carry out his/her other responsibilities set forth in this Agreement.

(f) The SCO, with Orbit/FR's consent, which shall not be unreasonably withheld, and subject to the written approval of the Director, DTCC, shall have the authority to employ, at the expense of Orbit/FR, such assistants and other professional staff as are reasonably necessary to carry out the SCO's duties and responsibilities in connection with this Consent Agreement and Order. Such expenses, including salaries and expenses of the SCO, may be counted toward the penalty for remedial measures described in paragraph 3(B) of the Consent Agreement.

(g) The Office of DTCC may, on its own initiative or at the request of the SCO, issue such guidance as may be necessary or appropriate to ensure compliance with the Act and the explanations and the terms and conditions of licenses and other authorizations DTCC has provided to Orbit/FR. Upon a showing of good cause by the SCO and the President & CEO of Orbit/FR, the Director of DTCC may grant an extension of time to ensure full implementation of the compliance measures specified herein. The SCO and the President of Orbit/FR may request relief from other provisions of the Consent Agreement by submitting such a request, including justification and supporting documentation, to the Director, DTCC.

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(h) The SCO shall provide reports to the President & CEO, the Director of
Compliance and Board of Directors of Orbit/FR, Inc., as well as to the Director, DTCC, concerning Orbit/FR's and its affiliates' compliance with this Agreement and Order, including pertinent (i.e., covered by paragraph 3 above) U. S. Government munitions licenses and authorizations, guidance and the like then in force pertaining to Orbit/FR's and its affiliates' activities regulated by the Act and the Regulations. These reports shall include conclusions and any recommendations necessary to ensure compliance with the Act and Regulations and the Consent Agreement, including the Annex of Compliance Measures, and shall specifically address compliance with paragraph 10 of the Agreement; state whether the SCO has encountered any difficulties in exercising the duties and responsibilities assigned herein; describe any and all instances of non-compliance without waiving Orbit/FR's ability to submit voluntary disclosures; and advise on progress in implementing previous recommendations advanced by the SCO. These reports may, in a separate annex, also include any relevant comments or input by Orbit/FR's President & CEO and the Director of Compliance. The reports shall be provided:

Every sixty (60) days for a period of six months from the date of the signing of the Order; and Every ninety (90) days thereafter during the remainder of the SCO's period of appointment.

To further the objectives of this paragraph and the Consent Agreement generally, Orbit-Alchut undertakes that it and its non-Orbit/FR subsidiaries will cooperate with the SCO, including by complying with requests made by the SCO for documents and other information necessary to carry out the SCO's responsibilities. To this end, Orbit- Alchut shall provide an appropriate written authorization and directive to its non-Orbit/FR direct and indirect subsidiaries, a copy of which shall be deposited with the Office of DTCC by the forty-sixth (46th) day after the signing of the Order.

Strengthened Compliance Policies, Procedures, Training

(5) Within 120 days of the signing of the Order, Orbit/FR shall have reviewed and instituted strengthened export compliance policies, procedures and training focusing primarily on Orbit/FR, its direct and indirect subsidiaries, and the U.S. subsidiaries of Orbit-Alchut whose registrations under the ITAR will be consolidated under that of Orbit/FR. Within the same time period, Orbit-Alchut shall also have reviewed and instituted strengthened export compliance procedures and training appropriate to itself and its non-Orbit/FR direct and indirect subsidiaries whose registrations under the ITAR will not be consolidated under that of Orbit/FR (which shall be primarily responsible for their compliance with the AECA and ITAR and the provisions of the Consent Agreement). Orbit/FR shall ensure that by the 120" day:

(a) All employees involved in AECAIITAR-regulated activities of Orbit/ FR and its affiliates are familiar with the AECA and ITAR, Orbit/FR policies and procedures for compliance with the AECNITAR, and their and Orbit/FR's and its affiliates' responsibilities under the AECAIITAR;

(b) All persons responsible for supervising those employees and all officers and other senior managers of Orbit/FR and its affiliates are knowledgeable about the underlying policies and principles of the AECA and the ITAR and Orbit/FR, Inch policies and procedures;

(c) There are records maintained of the names of the employees and other personnel trained, the trainers, and area of training received (i.e., determination of what is a US.-origin defense article, including technical data, and U.S.-furnished defense service, the applicability of AECNITAR requirements to Israeli defense articles incorporating or produced from U.S. defense articles, including technical data, and defense services) and copies of training materials used. Compliance policies, procedures and training will ensure that "defense services" and defense articles will be treated consistent with the definitions of those terms and requirements for approvals in the Regulations, as provided in paragraph 5 of the Consent Agreement. To this end, U.S. and foreign product and service lines shall be reviewed within thel20-day period referred to above to determine or confirm which are defense articles or defense services; thereafter, any new products and services shall be reviewed as developed; Commodity Jurisdiction determinations with respect to U.S. product or service lines under Section 120.4 of the Regulations and shall be requested in appropriate circumstances, e.g., to clarify uncertain regulatory status (for the purposes of paragraph 11 of the Annex, requests as to whether foreign products or services are defense articles or defense services, shall be submitted to the Office of DTCC).

Legal Oversight

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(6) Within thirty (30) days of signing the Order, Orbit/FR shall establish measures such that Orbit/FR's president & CEO and/or Director of Compliance, with the assistance of legal counsel, will provide oversight and support to Orbit/FR and its affiliates for all matters involving compliance with export control laws and regulations, including the Act and the Regulations. These measures shall be structured to achieve consistent application of the Act and Regulations by Orbit/FR and its affiliates. The President & CEO and/or the Director of Compliance, with the assistance of legal counsel, shall consider and implement those improvements in the compliance program for Orbit/FR and its affiliates recommended by the SCO. In addition, the SCO and the President & CEO and/or Director of Compliance, with the assistance of legal counsel, shall also have the opportunity for input in performance reviews of the appropriate personnel responsible for compliance with the Act and Regulations.

Hotline for AECA and ITAR

(7) Within thirty (30) days of the signing of the Order, Orbit/FR shall publicize the availability of an Ethics Hotline for reporting possible violations of export control laws and regulations, including the AECA and the ITAR, to enable personnel of Orbit/FR and its affiliates to readily report via this channel, without fear of recrimination or retaliation. Hotline calls about export matters will be directed to the SCO and the Director of Compliance. Based on consultations with Orbit/FR's President & CEO and legal counsel, the Director of Compliance or the President will be responsible for responding to such calls. Orbit/FR's Director of Compliance shall also advise the President & CEO of Orbit-Alchut, or his designated representative, of any Ethics Hotline calls involving Orbit-Alchut, including any of non-Orbit direct or indirect subsidiaries. In such circumstances, the President & CEO of Orbit-Alchut shall have the opportunity to participate in the consultation described above in prepare the response to such calls. The SCO shall prepare a quarterly report assessing the effectiveness of the hotline system. A copy of the report shall be provided to the President and Director of Compliance of Orbit/FR and to the Director, DTCC. This written report shall contain sufficient detail such that the Department may, consistent with its responsibilities under the law and regulations, form an opinion about the seriousness of any alleged violations, without disclosing employee confidentiality.

Audit

(8) No later than twelve (12) months after the signing of the Order, Orbit/FR, in coordination with the SCO, shall commence a thorough audit and assessment of Orbit/FR's and its affiliates' implementation of all measures set forth in the Consent Agreement and this Annex of & compliance Measures, with the primary focus on those undertaken to address the problems illustrated in the draft Charging Letter, the policies, procedures and training established for Orbit/FR, its subsidiaries, affiliates covered under Orbit/FR's restructured registration, and such other areas as may be identified by the SCO or the Director, DTCC. The draft audit plan shall be submitted to the Director, DTCC for his review, comment and approval prior to the start of the audit. No later than the second anniversary of the signing of the Order, Orbit/FR shall submit a written report containing audit findings and recommendations for improvements with respect to the aforesaid measures and compliance with the Act and Regulations more generally to the Orbit/FR's President & CEO and legal counsel and to the Director DTCC. Recommended compliance program improvements identified in the report shall be incorporated in compliance policies, procedures and training applicable to Orbit/FR and its affiliates (see paragraph 5 of the Annex). Orbit-Alchut shall ensure that it and its non-Orbit/FR direct and indirect subsidiaries cooperate with the audit and implement recommended compliance program improvements.

Costs Counted Toward Penalty for Remedial Measures

(9) Orbit/FR's costs associated with increasing in-house export control personnel associated with additional export compliance enhancements, as required, including auditor(s) and attorney(s), Orbit/FR's export compliance manual, internal web site, and other export control compliance procedures and documents, as well as consultants and experts from outside Orbit/FR to support the above described activities may be counted toward the penalty imposed under paragraph 3(B) of the Consent Agreement. Such costs incurred by Orbit-Alchut and its non-Orbit/FR direct and indirect subsidiaries toward implementing the requirements of the Consent : Agreement and the Annex Compliance Measures shall also count toward such penalty.

Certifications

(10) At the conclusion of the three (3) year term of this Consent Agreement, the President & CEO and SCO of, Orbit/FR and the President & CEO of Orbit-Alchut shall each submit to the Director, DTCC a written certification that

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all aspects of the Consent Agreement have been implemented and that they have assessed its current compliance program and attest that it is adequate to prevent and identify violations of the AECA and the ITAR. Such certification shall specifically address compliance with paragraphs 3 and paragraph 10 of the Consent Agreement.